Filed Pursuant to Rule 424(b)(3)
Registration No. 333-282755

Prospectus Supplement No. 1
(To Prospectus dated December 5, 2024)

CERO THERAPEUTICS HOLDINGS, INC.

638,563,750 Shares of Common Stock

This prospectus supplement no. 1 (this “Prospectus Supplement”) amends and supplements the prospectus dated December 5, 2024 (as may be supplemented or amended from time to time, the “Prospectus”) which forms part of our Registration Statement on Form S-1 (Registration Statement No. 333-282755). This Prospectus Supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in the attached Current Reports on Form 8-K, filed with the Securities and Exchange Commission (the “Securities and Exchange Commission”) on December 6, 2024, December 31, 2024 and January 6, 2025 (the “Form 8-Ks”). Accordingly, we have attached the Form 8-Ks to this Prospectus Supplement.

This Prospectus Supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus, and if there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on this Prospectus Supplement.

Our common stock and public warrants are listed on Nasdaq Global Market and Nasdaq Capital Market (collectively, “Nasdaq”) under the symbols “CERO” and “CEROW,” respectively. On January 3, 2025, the last quoted sale price of our common stock as reported on Nasdaq was $0.0582 per share and the last quoted sale price of our public warrants as reported on Nasdaq was $0.009 per warrant.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 31 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is January 7, 2025.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements

As previously disclosed, on October 2, 2024 the Board of Directors (the “Board”) of CERo Therapeutics Holdings, Inc. (the “Company”) appointed Chris Ehrlich as Interim Chief Executive Officer. On December 2, 2024, the Board approved the appointment of Mr. Ehrlich as Chief Executive Officer on a permanent, non-interim basis effective immediately. In connection with Mr. Ehrlich’s appointment as the Company’s permanent Chief Executive Officer, the Company intends to modify the terms of its existing consulting agreement with Mr. Ehrlich. Such terms will be reported on a Current Report on Form 8-K once agreed.

Item 8.01 Other Events.

On December 6, 2024, the Company issued a press release announcing Mr. Ehrlich’s appointment as the Chief Executive Officer. The full text of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press release, dated December 6, 2024.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 23, 2024

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Equity Securities

The information set forth under the section of Item 8.01 below titled “Warrant Issuances” is incorporated by reference herein.

Item 8.01 Other Events.

Registration Statements

On December 5, 2024, each of the Company’s registration statement (the “PIPE Registration Statement”) on Form S-1 (File No. 333-282755) relating to the resale of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable upon, among other things, conversion of shares of the Company’s outstanding Series A Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), and Series B Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), including shares of Series A Preferred Stock issuable upon exercise of warrants to purchase shares of Series A Preferred Stock (“Preferred Warrants”) and the Company’s registration statement on Form S-1 (File No. 333-283492) relating to the resale of shares that the Company may require an investor to purchase pursuant to a committed equity financing facility (the “Equity Line”) were declared effective by the Securities and Exchange Commission.

Warrant Exercises

From December 6, 2024 through December 23, 2024, holders of Preferred Warrants exercised an aggregate of 962 Preferred Warrants for shares of Series A Preferred Stock with an aggregate stated value of $962,000, at an exercise price of $800 per share (the “Warrant Exercises”), reflecting the 20% original issue discount applicable to the issuance of shares of Series A Preferred Stock relative to the stated value thereof. The Company received an aggregate of $769,600 of cash proceeds from the Warrant Exercises. As the PIPE Registration Statement cured a triggering event under the terms of the Series A Preferred Stock pursuant to which the holders thereof have the right to convert their shares of Series A Preferred Stock through the alternate conversion procedures set forth in such terms until 20 trading days after such cure, the Series A Preferred Stock is convertible at a conversion rate equal to 125% of the stated value thereof divided by the alternate conversion price thereof, which fluctuates daily.

Preferred Stock Conversions

From December 6, 2024 through December 26, 2024, holders of shares of Series A Preferred Stock, including holders of shares issued pursuant to the Warrant Exercises, converted an aggregate of approximately 2,600 shares of Series A Preferred Stock and 213 shares of Series B Preferred Stock into an aggregate of approximately 68 million shares of Common Stock.

Warrant Issuances

On December 23, 2024, the Company issued warrants to purchase an aggregate of 8,405,942 shares of Common Stock, with an exercise price of $0.0561 per share, which was the closing price of the Common Stock on Nasdaq on December 20, 2024, to certain institutional investors as a condition to the Warrant Exercises thereby. Such shares were issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act of 1933, as amended.

Equity Line Issuances

From December 6, 2024 through December 30, 2024, the Company has issued an aggregate of approximately 16 million shares of Common Stock pursuant to the Equity Line for cash proceeds of approximately $700 thousand.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 31, 2024	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2025

CERO THERAPEUTICS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40877	87-1088814
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

201 Haskins Way, Suite 230, South San Francisco, CA	94080
(Address of principal executive offices)	(Zip Code)

(650) 407-2376

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	CERO	NASDAQ Global Market
Warrants, each whole warrant exercisable for one share of common stock	CEROW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 6, 2025, CERo Therapeutics Holdings, Inc. (the “Company”) filed an amendment (the “Certificate of Amendment”) to its Second Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time, to effectuate a reverse stock split of the Company’s issued and outstanding shares of common stock, par value $0.0001 per share (the “Common Stock”).

As previously disclosed, at its Autumn 2024 Special Meeting of Stockholders held on November 11, 2024 (the “Special Meeting”), and upon the recommendation of the Company’s Board of Directors (the “Board”), the Company’s stockholders approved a certificate of amendment to effect a reverse stock split of the Common Stock at a ratio ranging from any whole number between 1-for-25 and 1-for-150, as determined by the Board in its discretion, subject to the Board’s authority to abandon such amendment (the “Charter Amendment”).

The Charter Amendment was described in detail under “Proposal No. 1: Reverse Stock Split Proposal” beginning on page 10 of the Company’s definitive proxy statement filed with the Securities and Exchange Commission on October 15, 2024 (the “Proxy Statement”) in connection with the Annual Meeting. The text of the Charter Amendment was included in Appendix A of the Proxy Statement.

On December 25, 2024, the Board approved a reverse stock split of the Common Stock at a ratio of 1-for-100. Effective as of 12:01 a.m. Eastern Time on January 8, 2025, the Company filed the Charter Amendment and effected a 1-for-100 reverse stock split of its shares of Common Stock (the “Reverse Stock Split”).

As a result of the Reverse Stock Split, every 100 shares of the Company’s Common Stock issued or outstanding were automatically reclassified into one validly issued, fully-paid and non-assessable new share of Common Stock, subject to the treatment of fractional shares as described below, without any action on the part of the holders. Proportional adjustments were made to the number of shares of Common Stock awarded and available for issuance under the Company’s equity incentive plans, as well as the exercise price and the number of shares issuable upon the exercise or conversion of the Company’s outstanding stock options and other equity securities under the Company’s equity incentive plans. Additionally, all outstanding shares of preferred stock were adjusted in accordance with their terms, which resulted, among other changes to the preferred stock terms, in proportionate adjustments being made to the number of shares issuable upon exercise of such preferred stock and to the conversion prices of such preferred stock. All outstanding warrants were also adjusted in accordance with their terms, which resulted, among other changes to the warrant terms, in proportionate adjustments being made to the number of shares issuable upon exercise of such warrants and to the exercise and redemption prices of such warrants. The shares of Common Stock outstanding following the Reverse Stock Split remain fully paid and non-assessable. The Reverse Stock Split did not affect the number of authorized shares of Common Stock or the par value of the Common Stock.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise be entitled to receive fractional shares as a result of the Reverse Stock Split will automatically be entitled to receive an additional fraction of a share of Common Stock to round up to the next whole share.

Trading of the Common Stock on The Nasdaq Global Market commenced on a split-adjusted basis at market open on January 8, under the existing trading symbol “CERO.” The new CUSIP number for the Company’s Common Stock following the Reverse Stock Split is 71902K303.

The foregoing description of the Charter Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the certificate of amendment, a copy of which is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.

On January 6, 2025, the Company issued a press release announcing the Reverse Stock Split and other related information. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

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Cautionary Note Regarding Forward Looking Statements

This communication contains statements that are forward-looking and as such are not historical facts. This includes, without limitation, statements regarding the Company’s expectations about the effects of the Reverse Stock Split, including the trading of the Company’s common stock on The Nasdaq Global Market following the Reverse Stock Split. These statements constitute projections, forecasts and forward-looking statements, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this communication, words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “strive,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. When the Company discusses its strategies or plans, it is making projections, forecasts or forward-looking statements. Such statements are based on the beliefs of, as well as assumptions made by and information currently available to, the Company’s management.

Actual results could differ from those implied by the forward-looking statements in this communication. Certain risks that could cause actual results to differ include, among others: outcomes of the Company’s planned clinical trials and studies may not be favorable; that one or more of the Company’s product candidate programs will not proceed as planned for technical, scientific or commercial reasons; availability and timing of results from preclinical studies and clinical trials; uncertainty about regulatory approval to conduct clinical trials or to market a products; uncertainties regarding intellection property protection; and those set forth in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on April 2, 2024, and the documents incorporated by reference therein. The risks described in the Company’s filings with the Securities and Exchange Commission are not exhaustive. New risk factors emerge from time to time, and it is not possible to predict all such risk factors, nor can the Company assess the impact of all such risk factors on its business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements made by the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of CERo Therapeutics Holdings, Inc.
99.1	Press release, dated January 6, 2025.
104	Cover Page Interactive Data File (Embedded within the Inline XBRL Document).

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 6, 2025	CERO THERAPEUTICS HOLDINGS, INC.

	By:	/s/ Chris Ehrlich
	Name:	Chris Ehrlich
	Title:	Chief Executive Officer

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